                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(b)
                              (AMENDMENT NO. __)1

                              REPLIGEN CORPORATION
                              --------------------
                                (Name of Issuer)

                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)

                                   759916 10 9
                                 --------------
                                 (CUSIP Number)

                                   MAY 3, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  / /      Rule 13d-1(b)
                  /X/      Rule 13d-1(c)
                  / /      Rule 13d-1(d)


--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP NO. 759916 10 9                 13G                     PAGE 2 OF 9 PAGES

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON:
                BIOTECHNOLOGY VALUE FUND, L.P.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) /X/ (b) / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                DELAWARE
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                        550,900
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    550,900
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        550,900
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                      / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        2.1%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
        PN
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 759916 10 9                                         PAGE 3 OF 9 PAGES

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON:
                BIOTECHNOLOGY VALUE FUND II, L.P.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) /X/ (b) / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                DELAWARE
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                        307,179
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    307,179
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        307,179
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                      / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        1.2%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
        PN
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 759916 10 9                                         PAGE 4 OF 9 PAGES

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON:
                BVF INVESTMENTS, L.L.C.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) /X/ (b) / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                DELAWARE
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                        946,221
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    946,221
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        946,221
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                      / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        3.6%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
        OO
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 759916 10 9                                         PAGE 5 OF 9 PAGES

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON:
                BVF PARTNERS L.P.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) /X/ (b) / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                DELAWARE
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                        1,888,600
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    1,888,600
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,888,600
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                      / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        7.1%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
        PN
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 759916 10 9                                         PAGE 6 OF 9 PAGES

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON:
                BVF INC.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) /X/ (b) / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                DELAWARE
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                        1,888,600
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    1,888,600
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,888,600
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                      / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        7.1%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
        IA, CO
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 759916 10 9                                         PAGE 7 OF 9 PAGES

ITEM 1.

    (a)   NAME OF ISSUER
                  Repligen Corporation ("Repligen")
          ---------------------------------------------------------------------
    (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  117 Fourth Avenue
                  Needham, Massachusetts 02494
          ---------------------------------------------------------------------


ITEM 2. (a)   NAME OF PERSON FILING

                  This Schedule 13G is being filed on behalf of the following persons* (the "Reporting Persons"):

                  (i)      Biotechnology Value Fund, L.P. ("BVF")
                  (ii)     Biotechnology Value Fund II, L.P. ("BVF2")
                  (iii)    BVF Investments, L.L.C. ("Investments")
                  (iv)     BVF Partners L.P.  ("Partners")
                  (v)      BVF Inc. ("BVF Inc.")

                  * Attached as Exhibit 1 is a copy of an agreement among the Reporting Persons filing (as specified hereinabove) that this
          Schedule 13G is being filed on behalf of each of them.
          ---------------------------------------------------------------------

Item 2. (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  The principal business office of the Reporting Persons comprising the group filing this Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois, 60606.
          ---------------------------------------------------------------------
Item 2. (c)   CITIZENSHIP:

                  BVF:                     a Delaware limited partnership
                  BVF2:                    a Delaware limited partnership
                  Investments:             a Delaware limited liability company
                  Partners:                a Delaware limited partnership
                  BVF Inc.:                a Delaware corporation

          ---------------------------------------------------------------------
Item 2. (d)   TITLE OF CLASS OF SECURITIES:
                  Common Stock, $0.01 par value.
          ---------------------------------------------------------------------
Item 2. (e)   CUSIP NUMBER:
                  759916 10 9
          ---------------------------------------------------------------------

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CUSIP NO. 759916 10 9                                         PAGE 8 OF 9 PAGES

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
         13D-2(b) OR (c) CHECK WHETHER THE PERSON FILING IS: ONE OF THE
         FOLLOWING

         Not applicable as this Schedule 13G is filed pursuant to Rule 13d 1(c).

ITEM 4.  OWNERSHIP:

         The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 6) on this Schedule 13G is hereby incorporated by reference.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following. / /

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         BVF shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. BVF2 also shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Investments also shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the common stock they beneficially own with, in addition to BVF, BVF2 and Investments, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. None of the managed accounts individually owns more than 5% of the common stock of Repligen.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not applicable.

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CUSIP NO. 759916 10 9                                         PAGE 9 OF 9 PAGES

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 11, 2001

                  BIOTECHNOLOGY VALUE FUND, L.P.

                  By:      BVF Partners L.P., its general partner

                           By:      BVF Inc., its general partner

                                    By: /s/ MARK N. LAMPERT
                                        ----------------------------------------
                                            Mark N. Lampert
                                            President

                  BIOTECHNOLOGY VALUE FUND II, L.P.

                  By:      BVF Partners L.P., its general partner

                           By:      BVF Inc., its general partner

                                    By: /s/ MARK N. LAMPERT
                                        ----------------------------------------
                                            Mark N. Lampert
                                            President

                  BVF INVESTMENTS, L.L.C.

                  By:      BVF Partners L.P., its manager

                           By:      BVF Inc., its general partner

                                    By: /s/ MARK N. LAMPERT
                                        ----------------------------------------
                                            Mark N. Lampert
                                            President

                  BVF PARTNERS L.P.

                  By:      BVF Inc., its general partner

                           By:  /s/ MARK N. LAMPERT
                               -------------------------------------------------
                                    Mark N. Lampert
                                    President

                  BVF INC.

                  By:  /s/ MARK N. LAMPERT
                      ----------------------------------------------------------
                           Mark N. Lampert
                           President